UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 26, 2016

OCULUS INNOVATIVE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33216	68-0423298
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1129 N. McDowell Blvd.

Petaluma, CA 94954

(Address of principal executive offices)

(Zip Code)

(707) 283-0550

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2016, we entered into a new employment agreement with Jim Schutz, our President and Chief Executive Officer to update his agreements and responsibilities.

The terms of the new employment agreement provide for a continued annual base salary of $250,000 or such other amount as the Board of Directors may set. In addition, Mr. Schutz is eligible to receive an annual bonus, the payment, type and amount of which is in the sole discretion of the Compensation Committee. Mr. Schutz also receives certain benefits, such as participation in our health and welfare plans, vacation and reimbursement of expenses.

The employment agreement provides Mr. Schutz with certain separation benefits in the event of termination without cause, upon change of control or resignation by the executive for good reason; as such terms are defined in the employment agreement. In the event Mr. Schutz is terminated without cause, or upon change of control, or resigns for good reason, the respective executive is entitled to:

•	a lump severance payment equal to one-and-a-half times the executive’s base salary;
•	a bonus, upon determination by the Corporation’s Board of Directors or Compensation Committee, as appropriate, to be made in its sole discretion as to whether to grant a bonus, and if such bonus is granted, the amount, form and payment schedule. For the avoidance of doubt, executive shall not be entitled to any bonus solely for reason of termination, unless the Board of Directors or the Compensation Committee, as appropriate, in its sole discretion awards a bonus to executive;
•	automatic vesting of all unvested time-based options and equity awards and exercisability of awards for the remainder of their respective terms;
•	vesting of performance-based equity compensation awards in accordance with the terms of the awards, if the performance goals are satisfied; and
•	up to 18 months (the lesser of one year following the date of termination or until such executive becomes eligible for medical insurance coverage provided by another employer) reimbursement for health care premiums under COBRA.

Mr. Schutz may terminate his employment for any reason upon at least 30 days prior written notice. Receipt of the termination benefits described above is contingent on each executive executing a general release of claims against our Company, his resignation from any and all directorships and every other position held by him with our Company or any of our subsidiaries, and his return to our Company of all Company property received from or on account of our Company or any of our affiliates by such executive. In addition, the executive is not entitled to such benefits if he did not comply with the non-competition and invention assignment provisions of his employment agreement during the term of his employment or the confidentiality provisions of his employment agreement, whether during or after the term of his employment. Furthermore, we are under no obligation to pay the above-mentioned benefits if the executive does not comply with the non-solicitation provisions of his employment agreement, which prohibit a terminated executive from interfering with the business relations of our Company or any of our affiliates and from soliciting employees of our Company. These provisions apply during the term of employment and for two years following termination.

In connection with the entry into the new agreement, the Compensation Committee intended to eliminate certain outdated pay practices, including providing a full tax gross up upon termination, automatic vesting of all performance-based equity awards under certain circumstances, and single trigger change of control payments. Additionally, the Compensation Committee wanted to bring the employment agreement in line with current law by adding clawback provisions.

The foregoing description of the employment agreement is qualified in its entirety by reference to the full text of the employment agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

10.1	Employment Agreement by and between Oculus Innovative Sciences, Inc. and Jim Schutz, dated July 26, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oculus Innovative Sciences, Inc.
(Registrant)

Date: July 29, 2016	/s/ Robert Miller
Name: Robert Miller
Title: Chief Financial Officer

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